Exhibit 99.1

NEXVET BIOPHARMA PLC (Company)

(Company No. 547923)

Option terms of issue

1.	ENTITLEMENT

1.1	Entitlement

Each option (Option(s)) entitles the holder of the Option(s) (Holder) to subscribe for 1 fully paid Ordinary Share in the capital of the Company (Ordinary Share), subject to adjustment under these terms.

1.2	No rights in share until issue

The Holder has no right to, or interest in, a share unless and until it is issued to the Holder on exercise of the Option.

2.	ISSUE PRICE

No amount is payable on issue of the Option.

3.	EXERCISE PRICE

(a)	The exercise price of each Option is USD6.35, subject to adjustment under these terms (Exercise Price).

(b)	Notwithstanding any clause of these terms, the Exercise Price shall not be adjusted such that it is less than the par value of the Ordinary Shares. If an adjustment would result in the Exercise Price becoming less than the par value of the Ordinary Shares, the Exercise Price shall equal the par value.

4.	EXERCISE PERIOD

(a)	The exercise period for an Option (Exercise Period) commences on the date of issue of the Option (Issue Date) and expires at 5.00pm Dublin time on 28 February 2018 (Expiry Date).

(b)	An Option not exercised before the expiry of the Exercise Period automatically expires.

(c)	An Option may be exercised at any time during the Exercise Period.

5.	CERTIFICATE

The Company must give each Holder a certificate stating:

(a)	the number of Options issued to the Holder;

(b)	the Exercise Price;

(c)	the Issue Date; and

(d)	the Expiry Date.

6.	TRANSFERABILITY

(a)	Each Option (and any interest in it) may not be transferred by the Holder, except:

(i)	as part of the sale of the whole of the issued share capital of the Company; or

(ii)	to a related body corporate or affiliate.

(b)	Any unauthorised transfer will not be recognised by the Company.

7.	DRAG ALONG

If a sale of the whole of the issued share capital of the Company to a third party (Offeror) is approved or accepted by holders of not less than 75% o£ the shares in issue, then the Holder must either:

7.1.1	transfer their Options to the Offeror as part of the sale for a net price equal to the offer price less the Exercise Price (except if the offer price is less than the Exercise Price, the transfer shall be for nil); or

(a)	exercise their Options and transfer their Ordinary Shares to the Offeror as part of the sale.

8.	PARTICIPATION RIGHTS, BONUS ISSUES, RIGHTS ISSUES AND REORGANISATIONS

8.1	Participation

A Holder is not entitled to participate in any new issue to existing shareholders of securities in the Company unless they have exercised their Options before the record date for determining entitlements to the new issue of securities and participate as a result of holding shares.

8.2	Notice of new issue

The Company must give a Holder 5 business days’ notice of:

(a)	the proposed terms of the issue or offer proposed under clause 8.1; and

(b)	the right to exercise their Options under clause 8.1.

8.3	Reorganisation

If there is a reorganisation (including consolidation, sub-division, reduction or return) (Reorganisation) of the share capital of the Company, then the rights of the Holder (including the number of Options to which each Holder is entitled to exercise and the Exercise Price) shall be changed to the extent necessary to comply with the listing rules of any applicable stock exchange, and/or the Companies Acts, 1963 to 2013 (as amended from time to time) applying to a Reorganisation of capital at the time of the Reorganisation in order to maintain the relative positions of the holders of Options and the shareholders in Company immediately before and after the Reorganisation.

8.4	Calculations and adjustments

Any calculations or adjustments which are required to be made under this clause 8 will be made by the board of directors of the Company (Board) and will, in the absence of bad faith, manifest error or a question of law, be final and conclusive and binding on the Company and the Holder.

8.5	Notice of change

The Company must within 10 business days give to the Holder notice of any change under this clause 8 to the Exercise Price or the number of shares which the Holder is entitled to subscribe for on exercise of an Option.

8.6	Restructure of the Group

(a)	If at any time the Options remain unexercised, the Board approves a restructure of the Company group such that the Company is no longer the holding company in the group, then the Board may, by notice in writing, require that the Holder exchange their Options for similar securities in a new holding company of the Company group.

(b)	If the Board delivers a notice under paragraph (a), each Holder must, in a timely manner, do all things reasonably requested by the Board, including signing all documents, delivering all documents (including Option certificates), voting all securities, accepting such new securities, forfeiting all rights and releasing all persons, to effect the restructure of the Company group.

8.7	No breach

Notwithstanding anything in this clause 8, the Company shall not be required to take any action which would be in breach of any applicable law, regulation or applicable listing rules.

9.	METHOD OF EXERCISE OF OPTIONS

9.1	Method and payment

To exercise Options, the Holder must give the Board:

(a)	a written exercise notice (in the form attached at schedule 1) (Exercise Notice) specifying the number of Options being exercised;

(b)	payment of the Exercise Price for the Options the subject of the Exercise Notice by way of bank cheque or by other means of payment approved by the Company;

(c)	an executed deed of accession to the shareholders’ agreement relating to the Company entered into on or about 4 September 2014 (as may be amended from time to time) (if not already a party), unless the Board agrees otherwise; and

(d)	the certificate(s) for the Options.

9.2	Exercise all or some Options

(a)	A Holder may only exercise Options in multiples of 100 unless the Holder exercises all Options held by the Holder.

(b)	Options will be deemed to have been exercised on the date the Exercise Notice is lodged with the Board.

(c)	An Exercise Notice is irrevocable, unless the Board agrees otherwise.

9.3	Certificates

If a Holder exercises less than the total number of Options registered in the Holder’s name:

(a)	the Holder must surrender their Option certificate(s); and

(b)	the Company must cancel the Option certificate(s) and issue the Holder a new Option certificate(s) or holding statement stating the remaining number of Options held by the Holder.

9.4	Issue of shares

(a)	Subject to clause 9.5, within 10 business days after the Holder delivers everything required by clause 9.1, the Company must issue the Holder the number of Ordinary Shares specified in the Exercise Notice.

(b)	Any fraction of an Ordinary Share which arises on exercise will not be issued and the number of Ordinary Shares will be rounded down to the nearest whole number.

9.5	Refusal to exercise

The Company may refuse to accept an exercise of an Option if to do so would:

(a)	contravene the Company’s Memorandum and Articles of Association (as amended from time to time) (the M&A), the Companies Acts, 1963 to 2013 (as amended from time to time) or any other applicable law or listing rules; or

(b)	cause the Company to have to produce any offering document or make filings with any regulatory authority in order to comply with any applicable law or listing rules, where the Board believes that to do so would place an unreasonable burden on the Company.

10.	RANKING OF SHARES ISSUED

Subject to the M&A, all shares issued on the exercise of Options rank in all respects (including rights relating to dividends) pari passu with the existing Ordinary Shares at the date of issue of those shares. The Holder agrees to be bound by the M&A and to accept the shares issued on exercise of Options on this basis.

11.	GOVERNING LAW

These terms and the rights and obligations of Holders are governed by the laws of Ireland. Each participant irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Ireland.

Schedule 1 - Exercise Notice

NEXVET BIOPHARMA PLC

Exercise Notice - Options

To:	The Company Secretary

Nexvet Biopharma plc

I/we wish to exercise                      Options issued on [date] with an initial exercise price of USD6.35 per Option (as may be adjusted pursuant to the terms of issue the Options) and attach a cheque for / have deposited with the Company (delete whichever is not applicable) funds for the exercise of the Options.

I/we attach the Option certificate in respect of these Options.

Dated:

Signed:

Name:

Title: